EXHIBIT 10.8
SOLUTIA INC.
ANNUAL INCENTIVE PLAN
FIRST AMENDMENT

ARTICLE I

Purpose

The purpose of the Solutia Inc. Annual Incentive Plan is to promote the interest of Solutia Inc. (the “Company”) and its shareholders by providing incentives to participants for positively influencing the Company’s business results. The Solutia Inc. Annual Incentive Plan is designed to motivate participants to attain the performance goals approved by the Executive Compensation and Development Committee of the Board of Directors or by another committee appointed by the Board while preserving for the benefit of the Company the federal income tax deduction for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

Definitions

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“Award” means, individually or collectively, an incentive award, which shall be determined and paid in accordance with the terms of this Plan.

“Board” means the Company’s Board of Directors, as constituted from time to time.

“Committee” means the Executive Compensation and Development Committee of the Board or by another committee appointed by the Board. The Committee shall be comprised exclusively of members of the Board who are "outside directors" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulation 1.162-27(e)(3).

“Determination Date” means the applicable deadline for the establishment of performance goals permitting the compensation payable for such year hereunder to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e).

”Payment Date” means each and every date on which all or a portion of the Awards for the Performance Period, if any, are paid out to Participants, as determined in the sole discretion of the Committee.

“Performance Goals” means goals established by the Committee as contingencies for Awards to become payable and/or distributable.

“Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to the Award to which the Performance Goals relate.

“Plan” means this Solutia Inc. Annual Incentive Plan, as set forth herein and as hereafter amended from time to time.

“Subsidiary(ies)” means any corporation (other than the Company) in an unbroken chain of corporations, including and beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent (50%) of the voting stock in one of the other corporations in such chain.

ARTICLE III

Eligibility

3.1 Eligible Employees.  Without prejudice to Section 4.1, the Plan is applicable to all employees of the Company and its Subsidiaries (individually, a “Participant” and collectively, the “Participants”).  All non-union employees and employees whose collective bargaining agreement allows for participation in the Plan, shall be eligible to participate in this Plan.

3.2 Employment Requirement.  Except as otherwise provided by the Committee, as specifically defined in a Participant’s employment agreement, or as set forth in Section 3.2 herein, a Participant must remain employed by the Company or a Subsidiary of the Company through any Payment Date to receive an Award, or portion of an Award, paid on the Payment Date:

(a) In the event of the Participant’s death during the Performance Period, an Award may be payable under this Plan to the Participant's estate reflecting the Participant’s actual service for such Performance Period, provided that the applicable Performance Goals were otherwise satisfied, which shall be paid at the same time and in the same manner as Awards relating to such Performance Period are otherwise payable to active employees.  The amount payable in such event shall be equal to the amount of such Award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such Performance Period prior to termination of employment and the denominator of which is the number of full months within the Performance Period.

(b)  In the event of the Participant’s Disability, the Committee has the sole and exclusive discretion for determining whether, when, and in what amounts, a Participant will remain eligible for the payment of his or her Award subject to compliance with the requirements of Code Section 162(m).  For purposes of this Plan, if the Participant is a party to an employment agreement with the Company in which the term Disability is defined, “Disability” shall have the same meaning as in such employment agreement; otherwise, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company or the relevant Subsidiary.

(c)  In the event of the Participant’s termination by the Company after the Performance Period, but before a Payment Date, the Participant shall be eligible for an Award if and only if (i) the Participant is eligible for severance from the Company under the terms of: (A) the Participant’s employment agreement (if any); or (B) an applicable Company separation pay plan in force at the time of the Participant’s termination; and (ii)

the applicable Performance Goals for such Performance Period were otherwise satisfied.  Any such Award shall be paid at the same time and in the same manner as Awards relating to such Performance Period are otherwise payable to active employees.

ARTICLE IV

Administrative Provisions

4.1 Plan Administration. The Committee shall have the right and authority, subject to the provisions herein, (a) to select employees to participate in the Plan; (b) to establish and administer the Performance Goals and the Award opportunities applicable to each Participant and certify whether the goals have been attained; (c) to construe and interpret the terms of the Plan and any agreement or instrument entered into under the Plan; (d) to adopt, establish, amend, or waive or rescind administrative rules, policies and procedures relating to the Plan and (e) to make all other determinations which may be necessary or advisable for the administration of the Plan.  Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.

4.2 Delegation by the Committee. The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power if prohibited by law, or if such delegation would cause the Awards or other transactions under the Plan to cease to qualify for exemption under Code Section 162(m).

4.3. Compliance with Code Section 409A.  Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A.  Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures or take any other actions that the Committee determines are necessary and appropriate to a) exempt the Plan and any Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or b) comply with the requirements of Code Section 409A.

ARTICLE V

Establishment and Attainment of Performance Goals and Award Opportunities

5.1 Establishment of Performance Goals.  No later than the Determination Date for each Performance Period, the Committee shall establish in writing the Performance Goals for such year.  Such Performance Goals may be based on such factors including, but not limited to: (a) revenue, (b) earnings per Share, (c) net income per Share, (d) Share price, (e) pre-tax profits, (f) net earnings, (g) net income, (h) operating income, (i) cash flow, (j) earnings before interest, taxes, depreciation and amortization, (k) sales, (l) total stockholder return relative to assets, (m) total stockholder return relative to peers, (n) financial returns (including, without limitation, return on assets, return on equity and return on investment), (o) cost reduction targets, (p) customer satisfaction, (q) customer growth, (r) employee satisfaction, (s) gross margin, (t) revenue growth, (u) strategic initiatives or plans, or (v) any combination of the foregoing, or such other criteria as the Committee may determine. Performance Goals may be in respect of the performance of the Company, or any of its Subsidiaries or any combination thereof on either a consolidated, business unit or divisional level. Performance Goals may be absolute or relative (to prior performance of the Company or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

5.2 Award Calculation.  No later than the Determination Date for each Performance Period, the Committee shall establish, in writing, the method for computing the amount of compensation which may become payable under the Plan to each Participant in the Plan for such Performance Period if the Performance Goals established by the Committee for such year are attained in whole or in part. Such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the Award that would otherwise be due upon attainment of the goals and may be different for each Participant.  No provision of this Plan shall preclude the Committee from exercising negative discretion with respect to any Award hereunder, within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A).

5.3 Evaluation of Performance.  Awards can only become payable under this Plan for any Performance Period on account of the attainment of the Performance Goals established by the Committee with respect to such Performance Period.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; non-operating items; acquisition expenses; effect of acquisitions; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to the Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.  The Committee may, in its absolute discretion, reduce or eliminate the Award regardless of the attainment of the Performance Goals based upon factors that the Committee deems relevant.

ARTICLE VI

Maximum Award

6.1 Maximum Award.  The ECDC may establish limitations on the maximum Award that a Participant shall receive under the Plan in any Plan year.  Notwithstanding the foregoing, the maximum Award payable in a Plan year to a Participant shall not exceed $7,500,000.

ARTICLE VII

Committee Certification: Payment of Awards

7.1 Certification of Awards.  Payment of any Award under this Plan shall also be contingent upon the Committee's certifying in writing that the Performance Goals and any other material terms applicable to such Award were in fact satisfied, in accordance with applicable treasury regulations under Code Section 162(m). Unless and until the Committee so certifies, such Award shall not become due nor payable. The Committee will certify in writing the degree of achievement of each Performance Goal.

7.2 Method of Payment.  Unless the Committee provides otherwise (a) Awards shall be paid following  certification as provided under 7.1 above, and (b) such payment shall be made in cash (subject to any payroll tax withholding the Company may determine applies).  Notwithstanding the foregoing, the Committee may in its sole and exclusive discretion determine whether the Awards shall be paid (a) in cash, (b) in Common Stock of the Company, or (c) a combination of cash and Common Stock of the Company.  The number of shares of Common Stock that may be received by the Participant in settlement of an Award shall be based on the closing stock price of the Common Stock as of the date of certification of such Award by the Committee.  Awards of Common Stock will be issued under the Solutia Inc. 2007 Management Long-term Incentive Plan, or successor plan, at the time the Award is settled.

7.3 Shareholder Approval. This Plan shall be submitted to the Company’s shareholders for their approval with respect to Awards payable for the year 2010 and, to the extent necessary for purposes of IRS Code Section 162(m), this Plan shall be resubmitted to the Company’s shareholders for their reapproval with respect to Awards payable for the years commencing on and after 5th anniversary of initial shareholder approval.

ARTICLE VIII

Limitation of Rights

8.1 Not Employment Contract.  Any provision of this Plan to the contrary notwithstanding, (a) Awards under this Plan are intended to qualify as "qualified performance-based compensation" under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an Award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.  No provision of the Plan, nor the selection of any eligible employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant's employment, which shall remain "employment at will" unless an employment agreement between the Company and the Participant provides otherwise.  Both the Participant and the Company shall remain free to terminate employment at any time to the same extent as if the Plan had not been adopted.  Further, nothing in this Plan shall be deemed to modify any terms and conditions of a Participant’s employment agreement.

8.2 Assignment and Alienation.  No Participant shall have the right to alienate, assign, sell, transfer, pledge, or encumber his or her actual or anticipated right to receive an Award under the Plan.

8.3 Unfunded Plan.  The Plan constitutes an unfunded, unsecured commitment of the Company.  No Participant shall have any lien or any assets of the company or any subsidiary thereof by reason of any actual or anticipated right to receive an Award.

8.4 Discretion of Committee.  Whether any Award is made under the Plan to any or all Participants will depend on the discretion of the Committee (or its delegate).  Nothing in this document or any other document describing or referring to the Plan shall confer any right whatsoever on any person to be considered for any incentive commitments or Awards.  This document does not purport to be complete and is subject to and governed by actions, rules and regulations of the Committee (or its delegate).  The Plan may be amended, modified or terminated without notice by the Committee at any time, including (but not limited to) any such amendment, modification or termination that reduces or eliminates any benefit otherwise to be paid or payable hereunder.  The Plan will remain in effect until terminated by the Board.

8.5 Taxes.  The Company will withhold any federal, state or local, domestic or foreign taxes as required by law or regulation or as the Company deems appropriate from any payments that it makes to Participants hereunder.

ARTICLE IX

Governing Law

9.1 Governing Law. The terms of this Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

Amended effective November 19, 2010